Exhibit 99.1

news release

FOR IMMEDIATE RELEASE

Investor Contact

John Springer

Vice President

Investor Relations

630.468.4797

SIRVA Withdraws Guidance For First Half of 2005

CHICAGO, March 6, 2006 — SIRVA, Inc. (NYSE: SIR), a global relocation services provider, announced today that it has withdrawn its guidance for the first six months of 2005, which included operating income of ($41) million to ($49) million on a reported basis (or $9 to $17 million, excluding $46 million of investigation expenses, $9 million of European restructuring expenses, and certain insurance reserve increases). These guidance ranges were disclosed in Form 8-Ks separately filed with the Securities and Exchange Commission on September 21, 2005.

While continuing to perform its internal procedures in connection with the filing of its periodic reports on Form 10-Q for 2005, as well as identifying changes to the Company’s continuing operations as the result of dispositions and restructurings, the Company to date has identified approximately $12 million of additional charges impacting operating income for the first six months of 2005 relating to:

(1)                      approximately $5 million of additional reserve adjustments for businesses subsequently disposed of in the Network Services segment (subject to further actuarial review), and

(2)                      approximately $7 million of adjustments in the Global Relocation Services segment consisting of approximately $3 million in adjustments to reserves and expenses that

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were previously based on estimates for which the Company now has actual results, approximately $3 million for additional operating expenses identified during the finalization of closing procedures, and approximately $1 million for one-time items related to an acquisition.

Upon completion of these internal procedures, the Company plans to announce results for the nine months ended September 2005, and provide further detail on its continuing operations and operating performance.

About SIRVA, Inc.

SIRVA, Inc. is a leader in providing relocation solutions to a well-established and diverse customer base around the world. The company is the leading global provider that can handle all aspects of relocations end-to-end within its own network, including home purchase and home sale services, household goods moving and mortgage services. SIRVA conducts more than 365,000 relocations per year, transferring corporate and government employees and moving individual consumers. The company operates in more than 40 countries with approximately 6,000 employees and an extensive network of agents and other service providers. SIRVA’s well-recognized brands include Allied, northAmerican, Global, and SIRVA Relocation in North America; Pickfords, Huet International, Kungsholms, ADAM, Majortrans, Allied Arthur Pierre, Rettenmayer, and Allied Varekamp in Europe; and Allied Pickfords in the Asia Pacific region. More information about SIRVA can be found on the company’s web site at www.sirva.com.

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical, but are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon SIRVA, Inc. and its subsidiaries. There can be no assurance that future developments affecting us will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks, uncertainties and other factors, including without limitation those described under the caption “Business Risks” and other risks described in our 2004 Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission from time to time. We do not intend, and are under no obligation, to update any particular forward-looking statement included in this release.

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